Exhibit 99.2

SCHMITT INDUSTRIES, INC.

Unaudited Pro Forma Consolidated Statements of Operations

	Three Months Ended August 31,		Pro Forma	Adjusted
	2021	2020	Adjustment	8/31/2021
Net sales	$3,759,175	$1,507,485	$—	$3,759,175
Cost of revenue	1,349,975	899,841	—	1,349,975
Gross profit	2,409,200	607,644	—	2,409,200
Operating expenses
General, administrative and sales	4,130,686	2,086,716	—	4,130,686
Transaction costs	—	125,167	—	—
Research & development	9,265	17,453	—	9,265
Total operating expenses	4,139,951	2,229,336	—	4,139,951
Operating loss	(1,730,751)	(1,621,692)	—	(1,730,751)
Bargain purchase gain	—	1,271,615	—	—
Gain on Sale of Building	—	—	4,576,403	4,576,403
Forgiveness of PPP loans	588,534	—	—	588,534
Interest expense	(11,276)	(2,511)	—	(11,276)
Other income (expense), net	112,029	98,580	—	112,029
Loss before income taxes	(1,041,464)	(254,008)	4,576,403	3,534,939
Income tax provision (benefit)	3,575	(404,667)	—	3,575
Net income (loss)	$(1,045,039)	$150,659	$4,576,403	$3,531,364
Net income (loss) per common share:
Basic	$(0.28)	$0.04	$1.21	$0.93
Weighted average number of common shares, basic	3,780,439	3,763,752	3,780,439	3,780,439
Diluted	$(0.28)	$0.04	$1.21	$0.93
Weighted average number of common shares, diluted	3,780,439	3,776,494	3,780,439	3,780,439

SCHMITT INDUSTRIES, INC.

Unaudited Pro Forma Consolidated Balance Sheet

			Pro Forma	Adjusted
	August 31, 2021	May 31, 2021	Adjustment	August 31, 2021
ASSETS
Current assets
Cash and cash equivalents	$2,725,643	$4,032,690	$4,723,346	$7,448,989
Accounts receivable, net	981,421	1,154,645	—	981,421
Inventories, net	1,823,337	1,553,310	—	1,823,337
Prepaid expenses	203,625	198,345	—	203,625
Other current assets	264,476	—	—	264,476
Income tax receivable	3,676	18,057		3,676
Total current assets	6,002,178	6,957,047	4,723,346	10,725,524
Leasehold assets	10,131,277	10,448,486		10,131,277
Property and equipment, net	2,831,052	2,824,017	(2,475)	2,828,577
Property and equipment held for sale, net	174,847	174,847	(174,847)	—
Leasehold, utilities, and ERP deposits	513,946	431,808	—	513,946
Other assets
Intangible assets, net	305,846	337,725	—	305,846
TOTAL ASSETS	$19,959,146	$21,173,930	$4,546,024	$24,505,170

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$604,219	$583,750	$—	$604,219
Accrued commissions	49,806	60,614	—	49,806
Accrued payroll liabilities	616,168	527,608	—	616,168
Accrued liabilities	627,532	465,146	—	627,532
Customer deposits and prepayments	143,273	93,364	(30,379)	112,894
Other accrued liabilities	738,650	694,590	—	738,650
Current portion of long-term lease liabilities	815,141	1,042,331	—	815,141
Current portion of long-term debt	670,517	541,691	—	670,517
Total current liabilities	4,265,306	4,009,094	(30,379)	4,234,927
Long-term debt	2,800,505	3,253,389		2,800,505
Long-term leasehold liabilities	10,141,864	10,141,864		10,141,864
Total liabilities	17,207,675	17,404,347	(30,379)	17,177,296
Stockholders' equity
Common stock, no par value, 20,000,000 shares authorized, 4,218,530 and 3,800,479 shares issued and outstanding at August 31, 2021, respectively; and 4,204,553 and 3,786,502 shares issued and outstanding at May 31, 2021, respectively	12,250,286	12,223,359	—	12,250,286
Accumulated deficit	(9,498,815)	(8,453,776)	4,576,403	(4,922,412)
Total stockholders' equity	2,751,471	3,769,583	4,576,403	7,327,874
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$19,959,146	$21,173,930	$4,546,024	$24,505,170